Exhibit 99.1

PFF Bancorp, Inc. Announces Executive Changes

Pomona, California - June 13, 2006 - PFF Bancorp, Inc. (NYSE:PFB), the holding company for PFF Bank and Trust (the "Bank"), Diversified Builder Services, Inc., and Glencrest Investment Advisors, Inc. today announced the following executive changes.

Executive Vice President / Chief Financial Officer Gregory C. Talbott has been promoted to Senior Executive Vice President / Chief Operating Officer and Chief Financial Officer.  Mr. Talbott joined the Bank in 1987 and has served as CFO since 1989.

Senior Vice President / Chief Lending Officer Jerald W. Groene has been promoted to Executive Vice President / Chief Lending Officer.  Mr. Groene joined the Bank in 1972 and has served as Chief Lending Officer since 1995.

Senior Vice President / General Counsel Gilbert F. Smith has announced his retirement effective July 7, 2006 following a 35 year career with the Bank.

Senior Vice President / Branch Administrator Lynda Scullin has been promoted to Executive Vice President / Chief Banking Administrator.  As a result of Mr. Smith's retirement, Ms. Scullin will assume the additional responsibilities for Human Resources and Training.  Ms. Scullin joined the Bank in 1993 and has been in her current position since 1998.

Senior Vice President / Chief Information Officer Robert L. Golish has been promoted to Executive Vice President / Chief Administrative Officer and Chief Information Officer.  Upon Mr. Smith's retirement, Mr. Golish will assume the additional responsibilities of General Counsel.  Mr. Golish joined the Bank in 1982 and after serving as Senior Counsel has been in his current position since 1994.

Kevin McCarthy, President and Chief Executive Officer commented, "I would like to thank Gil for his many years of service to the Bank.  I'm confident that this realignment of our executive management team will enable us to maintain the strategic focus on "Customers First" community banking that has translated into consistent and sustained growth in shareholder value."

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company's strategic objectives.  These forward-looking statements are based upon current management expectations, and may therefore involve risks and uncertainties. The Company's actual results or performance, may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the California real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended March 31, 2005.  The Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: Kevin McCarthy, President and CEO,

PFF Bancorp, Inc.

350 So. Garey Avenue, Pomona, CA 91766

(909) 623-2323.